Exhibit 10.14

MAZE THERAPEUTICS, INC.

[Date]

[Name]

Sent via email

RE: Continued Employment with Maze Therapeutics Inc.

Dear [Name]:

This letter agreement sets forth the terms confirms your continued employment as [    ] of Maze Therapeutics, Inc., a Delaware Corporation (the “Company”). [CEO - You will continue to report to the Board of Directors of the Company (the “Board”) and will remain a member of the Board.] [Other – You will continue to report to the Company’s Chief Executive Officer.] This letter agreement amends and restates the employment offer letter entered into between you and the Company, dated [    ] (the “Prior Agreement”).

1. Compensation.

a. Salary. In this position, the Company will pay you an annual base salary of $[   ] per year, payable in accordance with the Company’s standard payroll schedule. Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation.

b. Bonus. You will be eligible to receive a cash incentive annual bonus of up to [  ]% of your base salary, based upon the achievement of both Company and individual goals. Any annual bonus earned will be paid no later than March 15th of the year following the year in which such bonus was earned. Please note that bonus programs, payouts and criterion are subject to change or adjustment as the business needs at the Company may require.

c. Equity Awards. You currently hold Company equity grants. You will be eligible for future discretionary equity grants at the sole discretion of the Company.

2. Employee Benefits. You will be entitled to participate in employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company subject to the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to vacation in accordance with the Company’s vacation policy, as in effect from time to time. We also acknowledge that you are a participant in, or will become a participant in, the Company’s Amended and Restated Executive Severance and Change in Control Plan (the “A&R Executive Severance and Change in Control Plan”).

3. Confidentiality Agreement. By signing this letter agreement, you reaffirm the terms and conditions of the confidential information and invention assignment agreement by and between you and the Company.

4. No Conflicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter agreement or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

5. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

6. General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to comply with the Company’s policies and procedures. The Company is an equal opportunity employer.

7. At-Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the [Company’s Chief Executive Officer] / [for the CEO only: the Company’s Board of Directors]. If your employment is terminated by you or the Company for any reason, you shall promptly resign from all officer and director positions with the Company and/or any parent, subsidiary or affiliate of the Company, unless otherwise requested by the Board, and you shall immediately return all Company property.

8. Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

[SIGNATURE PAGE FOLLOWS]

This letter agreement and the A&R Executive Severance and Change in Control Plan, including any participation agreement thereunder, supersede and replace any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter, including, without limitation, the Prior Agreement and any participation agreement entered into under the A&R Executive Severance and Change in Control Plan prior to its restatement. This letter will be governed by the laws of California, without regard to its conflict of laws provisions.

Very truly yours,

MAZE THERAPEUTICS, INC.

By:
[Title]

ACCEPTED AND AGREED:

[NAME]

Signature

Date